EXHIBIT 10.1

INDEMNIFICATION AGREEMENT

    This INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of May 21, 2013, by and between STARCH MEDICAL, INC., a Delaware corporation having a principal place of business at 2150 Ringwood Avenue, San Jose, California 95131(“SMI”) and CRYOLIFE, INC., a Florida corporation, having a principal place of business at 1655 Roberts Blvd. NW, Kennesaw, Georgia 30144 (“CryoLife”). This Indemnification Agreement amends that certain Distribution Agreement, dated September 28, 2010, by and between SMI and CryoLife, as amended (the “Distribution Agreement”) and that certain License Agreement, dated September 28, 2010 (the “License Agreement”; collectively with the Distribution Agreement, the “PerClot Agreements”). To the extent any provision of this Indemnification Agreement conflicts with a term of the PerClot Agreements, the provisions of this Indemnification Agreement shall prevail.

Background

    WHEREAS, SMI and CryoLife have been threatened with a patent infringement lawsuit by Medafor, Inc., a Minnesota corporation, related to U.S. Patent No. 6,060,461 (the “Drake Patent”) (this threatened claim and any resulting lawsuit related to this threat, the “Potential Litigation”); and

    WHEREAS, in order to efficiently resolve the issues relating to the Potential Litigation, the parties mutually agree to joint representation with CryoLife primarily controlling the Potential Litigation and the costs shared between the parties as set forth herein.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SMI and CryoLife hereby agree as follows:

1.

    1.1      Notwithstanding the terms of the PerClot Agreements, SMI shall have no obligation to indemnify CryoLife for the legal costs and expenses incurred by CryoLife related to or arising from the Potential Litigation.

    1.2      CryoLife shall primarily control the Potential Litigation and will be responsible for the selection of legal counsel(s) that will represent CryoLife and SMI as set forth in any such representation agreements and the payment of all legal fees and related costs and expenses (including, but not limited to, expert witness fees, 3rd party travel fees and costs and court costs) related to or arising from the Potential Litigation (the “Legal Fees”). CryoLife’s good faith management and control of the Potential Litigation shall not be used as a basis for SMI to question or dispute the amount of Legal Fees incurred.

    1.3      In exchange for the agreements set forth in Sections 1.1 and 1.2, and notwithstanding the provisions of Section 3.2 of the License Agreement when CryoLife has its first commercial sale of Products in the United States after receipt of United States Regulatory Approval, CryoLife will only be required to pay $500,000 to SMI, with the remaining balance of $500,000 to be applied to offset Legal Fees that have been or in the future are incurred by CryoLife (“Offset to Milestone”).

    1.4      For the years 2015 through 2017, CryoLife’s royalty obligation set forth under Section 3.1 of the License Agreement shall be reduced by 50%. In the year 2018 and 2019, CryoLife’s royalty obligation set forth under Section 3.1 of the License Agreement shall be reduced by 40%. Thereafter, the royalty obligation under the License Agreement shall return to the rate set forth therein. The Prepaid Royalty Payment shall not be adjusted. Notwithstanding anything to the contrary, the aggregate reduction to royalty obligation shall be no greater than $3.305 million (such amount shall be deemed the “Offset to Royalty”). To the extent that the aggregate reduction to royalty obligation is less than $3.305 million by December 31, 2019, the parties shall meet and negotiate in good faith an appropriate mechanism so that the difference shall be obtained by CryoLife.

    1.5      If, and only if, after the final non-appealable decision in the Potential Litigation (or a settlement of all causes of action arising therefrom or the expiration of any applicable appeal periods), the Legal Fees incurred by CryoLife plus any damages (or settlement payment amounts) (“Legal Fees Plus Damages”) to be paid are less than the sum of the Offset to Milestone and the Offset to Royalty, then CryoLife shall reimburse SMI for the difference between the Legal Fees Plus Damages and the sum of the Offset to Milestone and Offset to Royalty within 60 days after such final non-appealable decision (or entry of such settlement into court or expiration of the applicable appeal period). CryoLife also agrees to allow SMI to review Legal Fees invoices in summary form, provided that such review shall be done in such a manner as to preserve and not waive CryoLife’s attorney-client privilege or work product protections

2.

    2.1      Neither SMI nor CryoLife believe that the PerClot product to be manufactured by CryoLife and sold in the United States infringes the Drake Patent. In the event that CryoLife is required or agrees to pay monetary damages or royalties to Medafor as a result of the Potential Litigation (whether by settlement or a decision by a court of competent jurisdiction) for future sales after the settlement or decision by the court, CryoLife shall be able to offset any royalty or license payments due to SMI under the PerClot Agreements to the extent of such damages in addition to Section 1.4. Any settlement with Medafor where money is to be paid to Medafor would require SMI’s consent, not to be unreasonably withheld, conditioned or delayed.

    2.2      To the extent that any lump sum monetary payment is due as part of any award to or settlement arising out of the Potential Litigation (either in addition to or in lieu of required monetary damages or royalty payments), one-half of such amounts shall be paid by SMI (with no more than $1.25 million paid by SMI) to CryoLife. In the event that CryoLife is enjoined from selling the Product due to the Potential Litigation and monetary damages, other than as it relates to future sales as set forth in Section 2.1, are awarded arising out of the Potential Litigation, SMI shall have no additional indemnification obligations (other than the provisions set forth herein) except to pay on CryoLife’s behalf one-half of such monetary damages (with payment of no more than $1.25 million). Any such payment by SMI to CryoLife shall be paid to CryoLife in a combination of cash and royalty discounts as to be negotiated by CryoLife and SMI.

3.         SMI and CryoLife acknowledge that in order to satisfy their respective obligations under this Agreement, it will be necessary for the parties to exchange Confidential Information, as that term is defined in the License Agreement. The obligations set forth in Section 7 of the License Agreement (with the same clarifications and exceptions) shall apply to Confidential Information disclosed pursuant to this Agreement, with the obligations under this Section 3 continuing through third anniversary date of the expiration or termination of this Agreement.

4.         SMI represents and warrants that:

    4.1      SMI is duly and validly organized and is a corporation in good standing under the laws of the state of Delaware, and that it is legally qualified to do business in each jurisdiction in which this Agreement may be performed and where its activities hereunder require such qualification;

    4.2      the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach, conflict, or violation of any terms or provisions of, or constitute a default under, the Certificate of Incorporation or By-Laws (if any), or other organizational documents, or any material agreement or instrument to which SMI is a party, by which SMI is bound, or to which any property of SMI is subject;

    4.3      all requisite corporate action has been taken for the due authorization, execution, delivery, and performance of this Agreement by SMI and this Agreement constitutes a legally binding obligation, enforceable against SMI in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally; and

5.         CryoLife hereby represents and warrants that:

    5.1      CryoLife is a duly and validly organized and is a corporation in good standing under the laws of the state of Florida, and that it is legally qualified to do business in each jurisdiction in which this Agreement may be performed and where its activities hereunder require such qualification;

    5.2      the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any terms or provisions of, or constitute a default under, its Certificate of Incorporation or By-Laws, or other organizational documents; and

    5.3      all requisite corporate action has been taken for the due authorization, execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legally binding obligation, enforceable against such party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally.

6.

    6.1      Any notice or other communication required or permitted by this Agreement must be given in writing and must be delivered by personal delivery (including personal delivery by overnight courier such as Federal Express, DHL, or similar overnight courier), first class mail (registered or certified), telecopy (with a copy sent by personal delivery or first class mail), or email (with a copy sent by personal delivery or first class mail) at the address of the party as set forth herein or such other changed address of the party as to which notice has been given, and will be deemed as having been given when received or delivered.

    6.2      This Agreement shall be binding on CryoLife and SMI and their respective successors and assigns. No party may assign its obligations under this Agreement or in any way transfer its rights or obligations under this Agreement, directly or indirectly, without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may, without such consent, assign this Agreement in connection with any sale of substantially all of its assets or stock or pursuant to any merger, reclassification, or reorganization.

    6.3      This Agreement together with the PerClot Agreements contains the entire agreement between the parties with respect to the subject matter of this Agreement and shall supersede and terminate all prior agreements, commitments, or understandings, whether oral or written, related to the subject matter of this Agreement.

    6.4      No waiver or modification of any of the provisions of this Agreement shall be binding unless it is in writing and signed by CryoLife and SMI. Any waiver of any condition on any one occasion shall not constitute a waiver on any subsequent occasion. A failure to exercise or a delay in exercising a right or remedy provided by this Agreement or by law shall not constitute a waiver of that right or remedy.

    6.5      The parties agree that any dispute concerning, relating to, or arising out of this Agreement shall be resolved by final and binding arbitration in accordance with the procedures set forth in the PerClot Agreements. Provided, however that, notwithstanding any other provision herein, either SMI or CryoLife, in its sole and exclusive discretion, may apply to any court with jurisdiction over the parties for a temporary restraining order, preliminary or permanent injunction, without submission of such claim for equitable relief to arbitration.

    6.6      This Agreement has been written, and all discussions leading up to this Agreement have been conducted, in the English language which the parties thoroughly understand. Each party represents that it has read and fully understands this Agreement.

    6.7      Nothing contained in this Agreement shall be deemed or construed to recreate an employer/employee, principal/agent, joint venture, partnership, or fiduciary relationship between the parties.

    6.8      If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such provision will be severed from this Agreement without affecting the validity or enforceability of any of the remaining provisions, and this Agreement will be deemed amended to the extent feasible to give effect to the essential purposes and intent of this Agreement.

    6.9      Defined terms used herein but not defined herein shall have the meaning set forth in the License Agreement.

    6.10    This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

    6.11    This Agreement shall remain in force until the final conclusion of the Potential Litigation, including any applicable appeal or period within which to appeal. The obligations of CryoLife and SMI under this Agreement shall survive in accordance with their terms.

    6.12    Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement.

    6.13    Each party acknowledges that it will be impossible to measure in money the damage to the other party if a party fails to comply with the confidentiality obligations imposed by this Agreement, and that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party agrees that it will not seek, and agrees to waive any requirement for the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement as of the date first hereinabove set forth.

CRYOLIFE, INC.	STARCH MEDICAL, INC.

By: /s/ Steven G. Anderson	By: /s/ Jane Chen
Name: Steven G. Anderson	Name: Jane Chen
Title: Chief Executive Officer	Title: Chief Executive Officer